UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑
 Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☑  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

Rockwell Automation Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

January 15, 2010
Talon Torressen
Investment Proxy Research
Fidelity Investments
One Spartan Way TS1E
Merrimack, NH 03054
Dear Mr. Torressen,
Thank you for taking the time to discuss our proposal to approve amendments to our 2008 Long-Term Incentives Plan, which will be presented at the shareowner meeting on February 2, 2010. We appreciate your feedback and note in particular your comment regarding the restriction period for performance share awards. As disclosed on page 24 of our proxy statement dated December 11, 2009, the payout in respect of our outstanding performance shares is based on our total shareowner return compared to the performance of companies in the S&P 500 Index over a three-year period. While our current performance share agreements include this restriction, as you noted, our Plan does not expressly require a minimum restriction period for performance shares.
Our senior management has considered our practices with respect to performance share awards and believes it would be appropriate to include a minimum restriction period in the Plan itself. Accordingly, we will recommend to the Compensation and Management Development Committee of our Board of Directors at its next regularly scheduled meeting that it recommend to the full Board an amendment to our Plan to require a performance period of not less than one year for future full value performance based awards, subject to appropriate exceptions in the event of death, disability, retirement and change of control.
Very truly yours,
/s/ Douglas M. Hagerman
Douglas M. Hagerman
LISTEN. THINK. SOLVE.